EXHIBIT 4(a)(3)


                                     GUARANTY

     This Agreement of Guaranty is executed and delivered as of September 28, 1999, by Prince, Inc. (formerly known as Wellman Delaware Holding, Inc.), a corporation organized and existing under the laws of Delaware (the "Guarantor"), in favor of FLEET NATIONAL BANK, a national banking association organized under the laws of the United States and having its principal place of business at One Federal Street, Boston, Massachusetts 02110 ("Agent") acting as agent for itself in its individual capacity and for the other banks now or hereafter party to the Loan Agreement (defined below) (the Agent in its individual capacity and such other banks being hereinafter referred to collectively as the "Lenders" and each singly as a "Lender").

                                 WITNESSETH THAT:
                                 ---------------

     WHEREAS, on or about the date hereof, Wellman, Inc., a Delaware corporation (the "Principal Debtor") entered into that certain Loan Agreement (the "Loan Agreement") pursuant to which the Lenders have agreed or will agree to make loans to the Principal Debtor in the maximum aggregate principal amount outstanding at any one time of Four Hundred Fifty Million Dollars ($450,000,000) (the "Loans"), which Loans are to be repaid by the Principal Debtor in accordance with those certain Bid Loan Notes, Swing Loan Note and Revolving Credit Notes, each payable to a Lender, true copies of the forms of which are attached hereto as Exhibit A, by this reference fully incorporated herein and initialed by the Guarantor (collectively, the "Notes"); and

     WHEREAS, the Loan Agreement, the Notes, the Related Documents and any other agreements now or hereafter executed and delivered as security for the Principal Debtor's obligations under the Loan Agreement and/or the Notes and/or in connection therewith are hereinafter sometimes singly and collectively referred to as the "Loan Documents"; and

     WHEREAS, the Loans are to be used for any lawful purpose and may be used by the Principal Debtor to make advances to, inter alia, the Guarantor;

     WHEREAS, the Principal Debtor owns all of the issued and outstanding common stock of the Guarantor, which owns all of the issued and outstanding common stock of Fiber; and

     WHEREAS, from and after the closing of the Loans, the Guarantor and the Principal Debtor will regularly transact business with each other and the Principal Debtor will provide services and benefits to and for the Guarantor; and

     WHEREAS, the Guarantor and the Principal Debtor have certain common officers and directors; and

     WHEREAS, as a result, the Principal Debtor and the Guarantor (as well as any Subsidiaries), although separate corporations, are one economic unit and business entity for all practical purposes and the effective continuance of the Guarantor's business is dependent on the continuance in business and success of the Principal Debtor; and




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     WHEREAS, the Guarantor acknowledges that the Lenders, as a condition precedent to the making of the Loans, have required the execution of this Guaranty by the Guarantor and that the Lenders are relying upon same in making the Loans;

     WHEREAS, the Guarantor deems it to be to the Guarantor's business and financial advantage and benefit and in furtherance of its corporate purposes to execute this Guaranty; and

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor agrees as follows:

     1. The Guarantor hereby absolutely and unconditionally guarantees, irrespective of the validity or enforceability of the Notes, or any Loan Documents or security therefor, (i) the due and punctual payment in full of the principal, interest and other sums due and to become due (and not merely the collectibility) from the Principal Debtor to any and all of the Lenders and/or the Agent (whether as Agent or in its individual capacity) pursuant to the Notes or any of the other Loan Documents, whether now existing or hereafter arising, whether direct, indirect, absolute or contingent, due or to become due, whether otherwise guaranteed or secured and whether on open account or evidenced or acquired in any way; and (ii) the due and punctual performance of and compliance with all of the terms, conditions and covenants contained in each of the Loan Documents to be performed or complied with by the Principal Debtor and the accuracy of the Principal Debtor's representations and warranties contained in each of the Loan Documents; all of such guaranteed obligations, indebtedness and liability being hereinafter sometimes referred to as the "Obligations." This Guaranty is in no way conditioned upon any requirement that the Agent or any of the Lenders first attempt to collect any of the Obligations from the Principal Debtor or resort to any security or other means of obtaining payment of any of the Obligations which the Agent and/or any Lender now has or may acquire after the date hereof, or upon any other contingency whatsoever. This Guaranty shall remain in full force and effect regardless of any exoneration, reimbursement or indemnification given or not given by the Principal Debtor to the Guarantor or any other guarantor of any of the Obligations.

     2. The Guarantor covenants and agrees that the Obligations will be paid strictly in accordance with their respective terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto.

     3. All payments hereunder shall be made without any counter-claim or set-off, free and clear of, and without reduction by reason of, any taxes, levies, imposts, charges and withholdings, restrictions or conditions of any nature other than such withholding and other charges of the type as are permitted under the Loan Documents ("Taxes"), which are now or may hereafter be imposed, levied or assessed by any country, political subdivision or taxing authority, all of which will be for the account of and paid by the Guarantor. If for any reason, any such reduction is made or any Taxes are paid by any Lender, Guarantor will pay to such Lender such additional amounts, other than such withholding and other charges of the type as are permitted under the Loan Documents, as may be necessary to ensure that such Lender receives the same net amount which it would have received had no reduction been made or Taxes paid.


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     4.   Except to the extent prohibited by law, the Guarantor expressly waives the following: (i) presentment and demand for payment or performance of any of the Obligations or this Guaranty, protest, notice of protest and notice of default under any of the Loan Documents or hereunder or of dishonor or nonpayment of any instrument evidencing the Obligations, and any other notice or demand required by law and lawfully waivable by Guarantor and not otherwise explicitly required hereunder; and (ii) any defenses otherwise available to a surety or guarantor; any right to require suit against Principal Debtor or any other party before enforcing this Guaranty. Notwithstanding any payment or payments made by the Guarantor hereunder, or any set-off or application of funds of the Guarantor by Agent or any Lender, the Guarantor shall not be entitled to be subrogated to any of the rights of Agent or any Lender against the Principal Debtor or against any collateral security or guarantee or right of offset held by Agent or any Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Principal Debtor in respect of payments made by the Guarantor hereunder, until all amounts owing to Agent and the Lenders by the Principal Debtor on account of the Obligations are paid in full and each Commitment is terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for Agent and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to Agent in the exact form received by the Guarantor (duly endorsed by the Guarantor to Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order provided for in the Loan Agreement.

     5. The Guarantor hereby consents and agrees that renewals and extensions of time of payment, surrender, release, exchange, substitution, dealing with or taking of collateral security, making advances to perform Obligations then in default, taking or releasing other guarantees, assignment or transfer of the Notes and any other Loan Documents, including this Guaranty, abstaining from taking guarantees, waivers of any defaults, rights or remedies and any and all other forbearances or indulgences granted to Principal Debtor or any other party may be made, granted and/or effected without notice to the Guarantor and without in any manner affecting the Guarantor's liability hereunder.

     6. The Guarantor agrees that Guarantor shall remain bound under this Guaranty and that the Guarantor's obligations hereunder shall not be discharged, modified or in any way limited by the recovery of any judgment against the Principal Debtor or any other obligor for the Obligations, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor except for final payment and performance in full of all of the Obligations in accordance with their respective terms and in accordance with this Guaranty. Guarantor further agrees that the invalidity, irregularity or unenforceability of all or any part of the Obligations or any security therefor shall not affect, impair or be a defense to this Guaranty or discharge, modify or in any way limit the liability of the Guarantor hereunder. No modification, release, limitation or rendering void of the liabilities of Principal Debtor or of any other guarantor(s) of Obligations which occurs in or as a result of the operation of any existing or future federal or state laws affecting the rights of creditors, including without limitation the Federal Bankruptcy Code, shall discharge, modify or in any way limit the Guarantor's liability hereunder. If at any time all or any part of any payment previously received by the Agent and/or one or more of the


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Lenders and applied by the recipient to any of the Obligations must be returned by the recipient or paid by the recipient to any third party for any reason, whether as a result of a court order, administrative order, settlement or otherwise, (including, without limitation, an order or settlement in a bankruptcy proceeding involving the Principal Debtor) the Guarantor is and shall remain liable hereunder for the full amount returned as if such amount had never been received by the recipient, notwithstanding any termination of this Guaranty or the cancellation of any of the Notes, or Loan Documents or any other instrument or other agreement evidencing any or all of the Obligations.

     7. Any notice to the Guarantor by the Agent or any of the Lenders at any time shall not imply that such notice or any further or similar notice was or is required. Any notice, demand, request or other communication given hereunder or in connection herewith (the "Notices") shall be deemed sufficient if in writing including telegraphic, telexed or telecopied communication, mailed, telegraphed, telexed or telecopied to the party to receive such Notice c/o Wellman, Inc., 1040 Broad Street, Suite 302, Shrewsbury, New Jersey 07702 or at such other address as such party may hereafter designate by Notice given in like fashion. Notices shall be deemed given when received.

     8. The Guarantor further agrees to pay and/or reimburse the Agent and each Lender for any and all reasonable costs, expenses and reasonable attorneys' fees paid or incurred by the Agent or any such Lender (including the allocated costs of staff counsel, provided that any allocation of such costs is made in accordance with the relevant Lender's customary practice and is without duplication of the expense of any outside counsel for the relevant Lender for the relevant matter, there being a general understanding or presumption that the hourly rates and time charges for in-house counsel will not exceed those charged by outside counsel) in enforcing or collecting or endeavoring to enforce or collect the Obligations or in enforcing or endeavoring to enforce this Guaranty. All accounts, deposits and property of the Guarantor, with or in the hands of the Agent or any of the Lenders, shall, while an Event of Default exists, be and stand pledged as collateral security for the Obligations and the Agent and each Lender shall have the same right of set-off with respect to the deposits and other credits of the Guarantor as any of them has with respect to deposits and other credits of the Principal Debtor pursuant to Section 2.05(B) and Article VII of the Loan Agreement, and the Agent and each Lender shall have the same obligation to give notices to the Lenders, the Agent and the Guarantor as any of them has to give like notices to the Lenders, the Agent and the Principal Debtor pursuant to Section 2.05(B) and Article VII of the Loan Agreement.

     9. During the continuance of an Event of Default under any of the Obligations, all Obligations shall, for the purpose of this Guaranty, be deemed at the Agent's election (upon notice to the Guarantor) to have become immediately due and payable. Upon occurrence of an Event of Default under
Section 6.01(B) or (C) of the Loan Agreement all Obligations shall, for the purpose of this Guaranty, thereupon automatically be immediately due and payable.

     10. The Guarantor further covenants and agrees that during such time as this Guaranty is in effect the Guarantor will not, without the prior written consent of the Agent, incur any Indebtedness for Borrowed Money to any third




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party except Indebtedness for Borrowed Money which would be permitted to exist under the terms of the Loan Agreement. In the event of any breach of said covenants and agreements, all Obligations, regardless of their terms, shall at the Agent's election be deemed for the purposes of this Guaranty to have become matured, and, at the Agent's election, the Guarantor shall promptly pay to the Agent the entire amount of the Obligations, and the Agent may take any action deemed necessary or advisable to enforce this Guaranty.

     11. The Guarantor consents and agrees to and ratifies and confirms all terms, covenants, promises, agreements or other provisions of the Loan Agreement which expressly or by implication apply to it.

     12. All rights and remedies afforded to the Agent and/or any of the lenders by reason of this Guaranty, the Loan Documents, or by law are separate and cumulative and the exercise of one shall not in any way limit or prejudice the exercise of any other such rights or remedies. No delay or omission by the Agent and/or any of the Lenders in exercising any such right or remedy shall operate as a waiver thereof. No waiver of any rights or remedies hereunder, and no modification or amendment hereof, shall be deemed made by the Agent and/or any Lender unless in writing and duly signed by the Agent. Any such written waiver shall apply only to the particular instance specified therein and shall not impair the further exercise of such right or remedy or of any other right or remedy by the Agent and/or any of the Lenders, and no single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or of any other right or remedy.

     13.  Except to the extent prohibited by law, the Guarantor irrevocably:

          (i) agrees that any suit, action, or other legal proceeding arising out of this Guaranty may be brought in the courts of record of any of The Commonwealth of Massachusetts, the State of New York or the State of Delaware or any state or jurisdiction in which any assets of the Guarantor may then be located or the courts of the United States located in any of such states;

         (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; and

         (iii) waives any objection which it may have to the laying of venue of such suit, action or proceeding in any such courts.

     NO PARTY TO OR BENEFICIARY OF THIS INSTRUMENT, INCLUDING BUT NOT LIMITED TO ANY ASSIGNEE OR SUCCESSOR OF A PARTY, SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER DOCUMENTS, INSTRUMENTS AND AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH OR THEREWITH OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG THE PARTIES HERETO, OR ANY OF THEM. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.





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     For such time as the Obligations shall be unpaid in whole or in part and/or a Commitment shall be in effect in whole or in part, the Guarantor irrevocably designates its registered agent for service of process in each state or jurisdiction in which any suit, action or legal proceeding may be brought under this Agreement, and, in the absence thereof, the Secretary of State or other like authority if such jurisdiction has no Secretary of State or whichever state or other jurisdiction any such suit, action or proceeding may be brought hereunder in the jurisdiction or state in which any such action, suit or proceeding is filed, as its agent to accept and acknowledge on its behalf service of any and all process in any such suit, action or proceeding brought in any such court and agrees and consents that any such service of process upon such agent and written notice of such service to the Guarantor by registered or certified mail shall be taken and held to be valid personal service upon the Guarantor regardless of where the Guarantor shall then be doing business and that any such service of process shall be of the same force and validity as if service were made upon the Guarantor according to the laws governing the validity and requirements of such service in each such state and waives any claim or lack of personal service or other error by reason of any such service. Any notice, process, pleadings or other papers served upon the aforesaid agent for service of process shall, within three
(3) Business Days thereafter, be sent by certified or registered mail to the Guarantor at its address first set forth above and to David K. Duffell, Esq., at Edwards & Angell, LLP, 2800 BankBoston Plaza, Providence, Rhode Island 02903 or, if he is not then an active member of said firm, to any other active member of said firm at said address.

     14. The Guarantor hereby represents, warrants, and covenants to the Agent and the Lenders that:

          14.1 The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the corporate power and authority to own its property, conduct its business as now being conducted and to make and perform this Guaranty and the transactions contemplated hereby, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature and extent of the business conducted by it, or property owned by it, and applicable law require such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

          14.2 The execution, delivery and performance of this Guaranty have been duly authorized by all necessary corporate action and will not violate any provision of law or any order of any court or governmental agency or the certificate of incorporation or other incorporation papers or bylaws of the Guarantor, or conflict with, or result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, or result in the creation of any security interest, lien, charge or encumbrance upon any property or assets of the Guarantor, pursuant to any agreement, indenture or other instrument to which it is a party or by which it may be bound.

          14.3 Except as disclosed to the Agent and the Lenders in writing prior to the execution hereof, no action, suit, investigation or proceeding is pending or known to be threatened against or affecting the Guarantor which, if adversely determined, would have a Material Adverse Effect.






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          14.4  The Guarantor is not in default under any provision of its certificate of incorporation or other incorporation papers, by laws or stock provisions or any amendment of any thereof or of any indenture relating to Borrowed Money or material agreement to which it is a party or by which it is bound or of any other indenture or of any order, material regulation, material ruling or material requirement of a court or public body or authority by which it is bound, except such defaults which, in the aggregate, would not have a Material Adverse Effect.

          14.5 No license, consent or approval of, or filing with, any governmental body or other regulatory authority is required for the making and performance of this Guaranty or any instrument or transaction contemplated herein. The Guarantor holds all certificates and authorizations of all governmental agencies and authorities required by law to enable it to engage in the business currently transacted by it, except such certificate and authorizations as to which the failure to so hold would not, in the aggregate, have a Material Adverse Effect.

          14.6 The Guarantor hereby makes all of the representations and warranties set forth in the Loan Agreement relating to the Guarantor, and each of such representations and warranties is hereby incorporated herein by reference.

          14.7 All representations and warranties made herein shall survive until payment in full of all of the Obligations.

     15. The Guarantor hereby covenants and agrees to and with the Agent and each of the Lenders and their successors and assigns that the Guarantor shall not engage in any business other than (i) holding of the equity interests of Fiber and other Persons, (ii) receipt of dividends and distributions on such interests, (iii) payment of dividends and/or making loans to the Principal Debtor, (iv) collection of principal of and interest on such loans, (v) engaging in intercompany loans and transactions, (vi) acquiring, holding, managing and licensing intangible assets, and (vii) intercompany money management transactions. The Guarantor shall maintain its own books and records, its separate corporate identity and conduct itself in all respects as a separate corporation observing customary corporate formalities in connection therewith.

     16. This Guaranty shall operate as a continuing guaranty and shall be binding upon the Guarantor and Guarantor's successors and assigns and shall inure to the benefit of the Agent and each of the Lenders and their successors and assigns, including, without limitation, any successor agent appointed pursuant to the Loan Agreement. This Guaranty shall be construed under the laws of the State of New York.

     17. When all of the Obligations then outstanding have been finally paid in full and no Lender is committed to extend any credit pursuant to the Loan Agreement, this Guaranty shall, subject to paragraph 6, above, cease and terminate, and at the Guarantor's written request, accompanied by such









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certificates and proofs as the Agent shall reasonably deem necessary, on the demand and at the cost and expense of the Guarantor, the Agent or the Lenders, as the case may be, shall execute proper instruments, acknowledging satisfaction and discharge of this Guaranty.

     18. Capitalized terms used herein and not expressly defined herein shall have the respective meanings assigned thereto in the Loan Agreement.

     19. The Guarantor hereby agrees, as between itself and each of the other Guarantors, that if any other Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Excess Funding Guarantor of any Obligations, the Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to the Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor and without reference to the properties, debts and liabilities of any Guarantor that has paid its Pro Rata Share of such Obligations) of the Excess Payment (as defined below) in respect of such Obligations. The payment obligation of the Guarantor to any Excess Funding Guarantor under this paragraph shall be subordinate and subject in right of payment to the prior payment in full of the obligations of the Guarantor under the other provisions of this Guaranty, and as an Excess Funding Guarantor, it shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

     For purposes of this paragraph, (i) "Excess Funding Guarantor" means, in respect of any Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Obligations, (ii) "Excess Payment" means, in respect of any Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Obligations and (iii) "Pro Rata Share" means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantor hereunder and any obligations of any other Guarantor that have been guaranteed by the Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors (excluding any duplication due to ownership of shares of stock of any Guarantor) exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Principal Debtor under the Loan Agreement and the Guarantors under their respective Guaranties) of all of the Guarantors, determined (A) with respect to any other Guarantor that is a party to a Subsidiary Guaranty on the date hereof, and (B) with respect to any other Guarantor, as of the date such Guarantor executes and delivers a Subsidiary Guaranty.

     20. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantor under this Guaranty would otherwise, taking into account the provisions of Paragraph 19, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any



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other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantor, or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.


     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed under seal on its behalf as of the date first written above.

Witness:                           PRINCE, INC.


/s/  Barbara A. Torcicollo         By:  /s/ Keith R. Phillips
------------------------------        ------------------------------
                                      President












































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                                 EXHIBIT A

                   Forms of Bid Notes, Swing Loan Notes
                       and Revolving Credit Notes
























































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